UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2015

BOOKS-A-MILLION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20664	63-0798460
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

402 Industrial Lane

Birmingham, Alabama 35211

(Address of principal executive offices, including zip code)

(205) 942-3737

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 17, 2015, pursuant to that certain Purchase and Sale Agreement for Unimproved Land entered into by and among PGP Jacksonville TC, LLC (“PGP Jacksonville TC”), a Delaware limited liability company and a subsidiary of Books-A-Million, Inc. (the “Company”), as Buyer, and (i) Jan Malcolm Jones, Jr., (ii) Randall Thomas Skinner, (iii) Edward Skinner Jones, as trustee of the Edward Skinner Jones Revocable Living Trust dated January 31, 1989, (iv) Arthur Chester Skinner, III, as trustee of the Arthur Chester Skinner, III Revocable Living Trust dated February 10, 1984, as amended, (v) Virginia Jones Charest, as trustee of the Virginia Skinner Jones Living Trust dated September 16, 1998, (vi) David Godfrey Skinner, as trustee of the David Godfrey Skinner Revocable Living Trust dated March 12, 1986, as amended, (vii) Patricia Skinner Campbell, as trustee of the Patricia Skinner Campbell Revocable Trust Agreement dated October 24, 2002, as amended, (viii) Christopher Forrest Skinner, as trustee of the Christopher Forrest Skinner Revocable Living Trust dated November 28, 1989, and (ix) Katherine Skinner Newton, as trustee of the Katherine Skinner Newton Living Trust Agreement dated March 31, 1987, as amended (collectively, the “Seller”), as originally entered into on December 15, 2014 and subsequently amended on March 16, 2015, May 15, 2015 and May 22, 2015 (the “Purchase Agreement”), all inspection, permitting and other contingencies in the Purchase Agreement were satisfied.

Pursuant to the Purchase Agreement, PGP Jacksonville TC has agreed to purchase certain unimproved parcels of land in Jacksonville, Florida totaling approximately 90 acres (the “Property”). The total purchase price for the Property (the “Purchase Price”) is $45,658,500, including a $1,000,000 previously-paid, nonrefundable deposit. The Purchase Agreement contains covenants, representations and warranties that are customary of real estate purchase and sale agreements. PGP Jacksonville TC entered into the transaction in furtherance of the Company’s real estate development and management activities, and with the expectation that, due to the size of the purchase price, both equity and debt funding would be required alongside the Company’s investment. The intended use of the Property is as a master planned development, which would integrate high-density residential, retail and other commercial properties.

The Purchase Agreement includes a closing date of August 27, 2015. It is expected that, in connection with the consummation of the transaction, the rights and obligations of PGP Jacksonville TC, as set forth in the Purchase Agreement, would be transferred and assigned to a separate entity, in which the Company (or another subsidiary thereof) and members of the Anderson family, and certain third parties investing through an Anderson family fund, would be investors. Any investment by members of the Anderson family would be on arms’ length terms approved by independent members of the Company’s board of directors. The Purchase Price is expected to be funded by a combination of (i) borrowing of up to $15 million under the Company’s existing credit facility, (ii) equity funding from third parties and Anderson family members, and (iii) debt funding from a construction lender(s). The Company is in the process of negotiating the terms of the construction lending agreement(s). The closing of this transaction will require such equity funding and debt agreement(s) to be negotiated and completed prior to the closing date under the Purchase Agreement, and therefore there can be no assurance that the purchase of the Property will be consummated.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description

10.1A	Purchase and Sale Agreement for Unimproved Land

10.1B	Amendment 1 to Purchase and Sale Agreement for Unimproved Land

10.1C	Amendment 2 to Purchase and Sale Agreement for Unimproved Land

10.1D	Amendment 3 to Purchase and Sale Agreement for Unimproved Land

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKS-A-MILLION, INC.

By:	/s/ R. Todd Noden
R. Todd Noden Executive Vice President and Chief Financial Officer

Dated: July 17, 2015

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

10.1A	Purchase and Sale Agreement for Unimproved Land

10.1B	Amendment 1 to Purchase and Sale Agreement for Unimproved Land

10.1C	Amendment 2 to Purchase and Sale Agreement for Unimproved Land

10.1D	Amendment 3 to Purchase and Sale Agreement for Unimproved Land